As filed with the Securities and Exchange Commission on November 3, 2020
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
under the
SECURITIES ACT OF 1933
McKESSON CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-3207296
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

6555 State Hwy 161
Irving, TX 75039
(Address, Including Zip Code, of Principal Executive Offices)
McKESSON CORPORATION SUPPLEMENTAL RETIREMENT SAVINGS PLAN
(Full Title of Plan)
Lori A. Schechter
Executive Vice President, Chief Legal Officer and General Counsel
McKesson Corporation
6555 State Hwy 161
Irving, TX 75039
(972) 446-4800
(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Scott Lesmes, Esq.
David M. Lynn, Esq.
Morrison & Foerster LLP
2000 Pennsylvania Avenue, Suite 6000
Washington, D.C. 20006
(202) 887-1500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.                                    ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered (1)	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee
Deferred Compensation Obligations under the Supplemental Retirement Savings Plan	$20,000,000	100%	$20,000,000	$2,182.00

(1)	The General Obligations of McKesson Corporation (the “Company” or the “Registrant”) under the McKesson Corporation Supplemental Retirement Savings Plan (the “Plan”) are unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Plan.

(2)	The proposed maximum aggregate offering price was estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information
The documents containing the information specified in this Item 1 will be sent or given to Plan participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2.	Registration Information and Employee Plan Annual Information
The documents containing the information specified in this Item 2 will be sent or given to Plan participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference
The following documents previously filed or to be filed by the Registrant with the Commission are incorporated herein by reference in this Registration Statement:

(a)
Annual Report on Form 10-K for the fiscal year ended March 31, 2020 filed with the Commission on May 22, 2020, including the portions of the Registrant’s definitive proxy statement on Schedule 14A, filed with the Commission on June 18, 2020, specifically incorporated by reference in the Registrant’s Annual Report on Form 10-K;

(b)
Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020 filed with the Commission on August 3, 2020 and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020 filed with the Commission on November 3, 2020;

(c)	Current Reports on Form 8-K filed with the Commission on May 20, 2020, July 31, 2020, September 22, 2020, October 19, 2020; and
(d)
The description of the Registrant’s Common Stock set forth under the caption “Description of Capital Stock” in its registration statement on Form S-3 filed with the Commission on March 2, 2020, File No. 333-236808, together with any amendment or report filed for the purpose of updating such description.

All other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents until a post-effective amendment of this Registration Statement is filed which indicates that all securities being offered hereto have been sold or which deregisters all securities then remaining unsold.
Pursuant to Rule 412 of the Securities Act, any statement contained in a document incorporated by reference herein (an “Incorporated Document”) shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.	Description of Securities
The securities being registered pursuant to the Plan represent general obligations (“General Obligations”) of the Registrant to pay deferred compensation in the future in accordance with the terms of the Plan, which is incorporated by reference as Exhibit 10.1 to this Registration Statement. Eligible employees of the Company (each a “Participant”) are entitled to elect to defer receipt of certain compensation into the Plan.
Unlike tax qualified retirement accounts, assets for the payment of benefits under the Plan are not held in trust. Rather, distributions under the Plan are paid from the Company’s general corporate funds, and each Participant and his or her beneficiaries are unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any General Obligation.
Accounts in the Plan may be credited with gains (or losses) based on the participant’s selection from certain hypothetical investments, which generally mirror those available under the Company’s tax-qualified 401(k) plan. If no such selection is made, or if the participant so elects, accounts in the Plan may be credited with an interest rate equal to 120% of the long-term applicable federal rate, as published each year by the U.S. Internal Revenue Service, in December of the year immediately preceding the year in which such interest is to be credited (default interest rate). The Plan’s administrator retains the discretion to determine the hypothetical investment options and the default interest rate.
The General Obligations are generally payable upon a date or dates selected by the Participant under the Plan, subject to exceptions for in-service withdrawals for an Unforeseeable Emergency (as defined in the Plan) or certain terminations of employment. The General Obligations generally are payable in cash in the form of a lump-sum distribution or in installments, at the election of the Participant.
Participants elect whether distributions of their deferred amounts are to be made in a lump sum at separation from service or in installments over up to ten years following separation from service. A different distribution election can be made for a separation from service due to death. Distributions under the Plan are subject to ordinary income taxes.

Item 5.	Interests of Named Experts and Counsel
The legality of the securities offered hereby will be passed upon by Lori A. Schechter, Executive Vice President, Chief Legal Officer and General Counsel. Ms. Schechter owns, directly and indirectly, less than 1% of the outstanding shares of the Registrant’s Common Stock.

Item 6.	Indemnification of Directors and Officers
Article VIII of the Amended and Restated By-Laws of the Company (the “Bylaws”), in accordance with the provisions of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”), provides that the Company shall indemnify any person in connection with any threatened, pending or completed legal proceeding (other than a legal proceeding by or in the right of the Company) by reason of the fact that he is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such legal proceeding if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. If the legal proceeding is by or in the right of the Company, the director or officer shall be indemnified by the Company against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such legal proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that he may not be indemnified in respect of any claim, issue or matter as to which he shall have been adjudged to be liable to the Company unless a court determines otherwise.
Article VIII of the Bylaws allows the Company to maintain director and officer liability insurance on behalf of any person who is or was a director or officer of the Company or such person who serves or served as director, officer, employee or agent of another corporation, partnership or other enterprise at the request of the Company.
Article VI of the Company’s Amended and Restated Certificate of Incorporation, in accordance with Section 102(b)(7) of the DGCL, provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for any breach of his fiduciary duty as a director; provided, however, that such clause shall not apply to any liability of a director (1) for any breach of his duty of loyalty to the Company or its stockholders, (2) for acts or omission that are not in good faith or involve intentional misconduct or a knowing violation of the law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit.
It is the opinion of the SEC that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

Item 7.	Exemption from Registration Claimed
Not applicable.

Item 8.	Exhibits
Unless otherwise indicated below as being incorporated herein by reference to another filing with the Commission, each of the following exhibits is filed herewith:

Exhibit Number	Description of Document
5.1	Opinion of Lori A. Schechter, Executive Vice President, Chief Legal Officer and General Counsel of the Company.
4.1
McKesson Corporation Supplemental Retirement Savings Plan, as amended and restated on July 30, 2019 (Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2019, File No. 1-13252, filed with the Commission on October 30, 2019, is incorporated herein by reference).

23.1	Consent of Lori A. Schechter, Executive Vice President, Chief Legal Officer and General Counsel of the Company (included in Exhibit 5.1).
23.2	Consent of Independent Registered Public Accounting Firm, Deloitte & Touche LLP.
24.1	Power of Attorney (included on signature page of this Registration Statement).

Item 9.	Undertakings
1.The undersigned Registrant hereby undertakes:
(a)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration

Statement; provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(b)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
2.The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3.Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Irving, Texas on November 3, 2020.

McKESSON CORPORATION
By:	/s/ Lori A. Schechter
Lori A. Schechter
Executive Vice President, Chief Legal Officer and General Counsel

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lori A. Schechter and Michele Lau, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below on November 3, 2020.

Signature	Title

/s/ Brian S. Tyler	Chief Executive Officer
Brian S. Tyler	(Principal Executive Officer)

/s/ Britt Vitalone	Chief Financial Officer
Britt Vitalone	(Principal Financial Officer)

/s/ Sundeep Reddy	Senior Vice President and Controller
Sundeep Reddy	(Principal Accounting Officer)

/s/ Edward A. Mueller	Independent Chair
Edward A. Mueller

/s/ Dominic J. Caruso	Director
Dominic J. Caruso

/s/ N. Anthony Coles, M.D.	Director
N. Anthony Coles, M.D.

/s/ M. Christine Jacobs	Director
M. Christine Jacobs

/s/ Donald R. Knauss	Director
Donald R. Knauss

/s/ Marie L. Knowles	Director
Marie L. Knowles

/s/ Bradley E. Lerman	Director
Bradley E. Lerman

/s/ Linda P. Mantia	Director
Linda P. Mantia

/s/ Maria Martinez	Director
Maria Martinez

/s/ Susan R. Salka	Director
Susan R. Salka

/s/ Kenneth E. Washington	Director
Kenneth E. Washington